EXHIBIT 23.1

JOHN J. GEIB
Chartered Accountant
Southcentre Executive Tower
405, 11012 Macleod Trail South
Calgary, Alberta, Canada T2J 6A5
Phone: (403) 259-4519
Fax: (403) 255-0745

Board of Directors
Zeolite Exploration Company
Vancouver, British Columbia
Canada

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

I consent to the use of my report dated September 16, 2002, on the financial statements of Zeolite Exploration Company as of July 31, 2001, and the period from May 11, 2001 (inception) to July 31, 2001, and the inclusion of my name under the heading "Experts" in the form SB-2 Registration Statement filed with the Securities and Exchange Commission.

/s/ John J. Geib
John J. Geib
Chartered Accountant
Calgary, Alberta

October 21, 2002